Exhibit 5.1

December  23, 2013

The Chrysler Building
405 Lexington Avenue, 26th Floor
New York, New York 10174
Telephone (212) 907-6457
Facsimile: (212) 208-4657

The Board of Directors of eBullion
80 Broad Street, 5th Floor
New York, New York 10004

Re: Registration Statement on Form S-1

Gentlemen:

At your request, we have examined the Registration Statement on Form S-1 (the "Registration Statement") filed by eBullion, Inc., a Delaware corporation (the "Company"), that is intended to register under the Securities Act of 1933, as amended (the "Securities Act"), 500,000 shares of the Company's common stock (the "Shares").

We have examined originals or certified copies of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies.

Based on the foregoing, we are of the opinion that under Delaware law the Shares have been duly authorized and are fully paid and non-assessable and are legally issued.

We consent to the use of this opinion as an Exhibit to the Registration Statement and to the use of our name in the prospectus constituting a part thereof.

Very truly yours,

/s/ Gracin & Marlow, LLP

Gracin & Marlow, LLP